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                                                                     Exhibit 3.2

                            Articles of Amendment to
                   the Articles of Amendment and Restatement
                                       of
                            Corporate Express, Inc.


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation. This Amended Article amends Article IV of the Corporation's Articles of Amendment and Restatement filed September 30, 1994.


1. Article Fourth of the Articles of Amendment and Restatement is amended to read in full as follows:

                                  ARTICLE IV

                                Shares of Stock

     A. Authorized Capital Stock. The aggregate number of shares that the Corporation shall have authority to issue is three hundred twenty-eight million (328,000,000), consisting of three hundred million (300,000,000) shares of common stock ("Common Stock"), par value $.0002 per share, three million (3,000,000) shares of Non-Voting Common Stock ("Non-Voting Common Stock"), par value $.0002 per share, and twenty-five million (25,000,000) shares of preferred stock ("Preferred Stock"), par value $.0001 per share.

     B. Authority Relative to Undesignated Preferred Stock. The board of directors of the Corporation shall be authorized, subject to limitations prescribed by the Colorado Business Corporation Act and elsewhere herein, to provide for the issuance of the shares of previously undesignated Preferred Stock in one or more series, to establish from time to time the number of shares to be included in such series of previously undesignated Preferred Stock, and to fix the designation, powers, preferences and rights of each series of previously undesignated Preferred Stock and the qualifications, limitations or restrictions thereof.

     C. Preemptive Rights. Unless otherwise approved by a resolution of the Corporation's board of directors, shareholders of the capital stock of the Corporation shall not have the preemptive right to acquire unissued shares or securities convertible into such shares or carrying a right to subscribe to or acquire shares. Such provision shall apply to both shares outstanding and to newly issued shares.

     D. Dividends. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment of the Common Stock with respect to the same dividend period.

     E. Liquidation, Dissolution or Winding Up. If upon any voluntary or involuntary
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liquidation, dissolution or winding up of the Corporation, the assets for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

     F. Voting. Each holder of Common Stock shall have one vote on all matters submitted to shareholders for each share of Common Stock standing in the name of such holder on the books of the Corporation and entitled to vote, except that in the election of directors each holder of Common Stock shall be entitled to vote all of the shareholder's votes for as many persons as there are directors to be elected. Each holder of Preferred Stock shall have the voting rights designated for such Preferred Stock by the board of directors as authorized under Article IV, Section B hereof. In the election of directors, cumulative voting shall not be allowed. Except as otherwise provided herein, and except as otherwise required by law, all shares of capital stock of the Corporation entitled to vote shall vote as a single class on all matters submitted to the shareholders.

     G. Non-Voting Common Stock. Except as required by the Colorado Business Corporation Act, each holder of Non-Voting Common Stock shall not be entitled to vote. Except for no voting rights, the rights, powers and preferences of the Non-Voting Common Stock are identical to those of the Common Stock.

     H. Quorum. At all meetings of the shareholders, the holders of a majority of the shares outstanding and entitled to vote shall constitute a quorum. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by classes is required by the Colorado Business Corporation Act or these Articles of Amendment and Restatement.


2.   The foregoing amendment was adopted August 8, 1996.

3. This Article of Amendment was adopted by the shareholders of the Corporation. The number of votes cast by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.


Dated the 21st day of August, 1996.


Corporate Express, Inc.


By:  /s/  Gary M. Jacobs
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     Gary M. Jacobs
     Executive Vice President and Secretary